EXHIBIT 5.01


                                        January 20, 1999


OGE Energy Corp.
321 North Harvey
Oklahoma City, Oklahoma  73102

          Re: 4,000,000 Shares of Common Stock,  par value $01 per share, Issued
              Pursuant to OGE Energy Corp. Stock Incentive Plan and 2,000,000 Rights to Purchase Series A Preferred Stock of OGE Energy Corp. Issued Pursuant to a Rights Agreement dated August 7, 1995 Between OGE Energy Corp. and ChaseMellon Shareholder Services, as successor Rights Agent (the "Rights Agreement")

Ladies and Gentlemen:

     We have acted as counsel for OGE Energy Corp. (the "Company") in connection with the proposed issuance of the Common Stock and the Rights referred to above (the "Shares" and the "Rights", respectively) pursuant to the OGE Energy Corp. Stock Incentive Plan. The Shares and Rights are the subject of the Company's Registration Statement on Form S-8 under the Securities Act of 1933, as amended, to which this opinion, with our consent, is attached as an exhibit.

     As to certain questions of fact, we have relied upon statements and certificates of certain officers of the Company and other professionals retained by the Company. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. We have all records, instruments and documents which we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing and upon our general familiarity with the properties and affairs of the Company, we are the opinion that:

     1. The Company is a validly organized and legally existing corporation under the law of the State of Oklahoma.

     2. When, as and if the Shares have been duly issued and delivered, and the consideration for the Shares has been duly received by the Company all in the manner contemplated by the Registration Statement, the Shares will be legally issued, fully paid, and non-assessable shares of stock of the Company.

     3. When, as and if the Rights are issued and delivered in accordance with the terms of the Rights Agreement, such Rights will be validly issued.

                                        Respectfully,

                                        RAINEY, ROSS, RICE & BINNS


                                        By: /s/ Hugh D. Rice
                                            ----------------------
                                                Hugh D. Rice


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